Exhibit 22.1
Registered Debt Securities – Issuer and Guarantor Information
(All subsidiaries are 100% owned unless otherwise stated)
As of May 8, 2020

Scientific Games Corporation (Guarantor)

Scientific Games Corporation Subsidiaries:

•Scientific Games International, Inc. (Issuer)
•Don Best Sports Corporation (Guarantor)
•MDI Entertainment, LLC (Guarantor)
•NYX Digital Gaming (USA), LLC (Guarantor)
•Scientific Games New Jersey, LLC (Guarantor)
•Scientific Games Products, Inc. (Guarantor)
•SG Gaming, Inc. (Guarantor)
•SG Gaming North America, Inc. (Guarantor)
•Williams Electronics Games, Inc. (Guarantor)

The only registered debt securities are the 6.625% Senior Subordinated Notes due 2021, which are unsecured and therefore do not have any associated pledges.